[ACNB CORPORATION LETTERHEAD]





FOR IMMEDIATE RELEASE
                                                        Contact: Lynda L. Glass
                                                                 (717)338-2257


                                ACNB CORPORATION
                         REPORTS FIRST QUARTER EARNINGS


GETTYSBURG, Pa., April 29---ACNB Corporation reported net income of $2,467,000 for the first quarter of 2003, an increase of 8% compared to $2,274,000 over the same period of 2002. Net income on a per share basis amounted to $.45 for the first three months of 2003 and was $.42 a year ago. Dividends paid to stockholders for the first quarter of 2003 totaled $1,142,000, or $.21 per share.
     Total assets of ACNB Corporation on March 31, 2003, were $792 million---a 28% increase in comparison to March 31, 2002. Deposits rose by 18% over the previous year to $605 million. Total loans increased by 5% to $381 million. A 14% rise in equity capital resulted in an aggregate of $71.6 million on March 31, 2003.
     ACNB Corporation is the financial holding company for Adams County National Bank, Gettysburg, PA. Adams County National Bank serves its marketplace via a network of sixteen retail banking offices located throughout Adams County, PA, and in Dillsburg and Hanover, York County, PA. Farmers National Bank of Newville, a division of Adams County National Bank, operates three retail banking offices in the Newville, Cumberland County, PA, area.

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ACNB #2003-05
April 29, 2003